EXHIBIT 99.3
SM ENERGY COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On June 27, 2024, SM Energy Company, a Delaware corporation ("SM Energy," “Company,” "our," or "we") entered into a Purchase and Sale Agreement (“XCL Acquisition Agreement”) with XCL AssetCo, LLC, a Delaware limited liability company, XCL Marketing, LLC, a Delaware limited liability company, Wasatch Water Logistics, LLC, a Delaware limited liability company, XCL Resources LLC, a Texas limited liability company, and XCL SandCo, LLC, a Delaware limited liability company (collectively, “XCL Sellers” or "XCL Resources"), and, solely for purposes of ratifying certain representations and warranties, interim covenants and interpretative provisions, Northern Oil and Gas, Inc., a Delaware corporation (“NOG”). Pursuant to the XCL Acquisition Agreement, the Company agreed to purchase all of the rights, titles and interests in the Uinta Basin oil and gas assets owned by the XCL Sellers ("XCL Assets"). Concurrently with the execution of the XCL Acquisition Agreement, the Company entered into an Acquisition and Cooperation Agreement (“Cooperation Agreement”) with NOG, pursuant to which the Company and NOG agreed to cooperate in connection with the XCL Acquisition Agreement and NOG agreed to acquire an undivided 20 percent interest in the XCL Assets. Upon execution of the XCL Acquisition Agreement, on June 27, 2024, the Company deposited with an escrow agent a cash deposit of $102.0 million (“Cash Deposit”). Pursuant to the terms of the XCL Acquisition Agreement, the Company had the option to acquire certain additional assets adjacent to the XCL Assets (“Altamont Option Assets”) from the XCL Sellers for a purchase price equal to the XCL Sellers’ cost to acquire the Altamont Option Assets plus the XCL Sellers’ related out of pocket expenses. On August 5, 2024, the Company exercised the option to acquire the Altamont Option Assets.
On October 1, 2024 ("Closing Date"), immediately prior to the closing of the transactions contemplated by the XCL Acquisition Agreement, and as permitted by the XCL Acquisition Agreement and Cooperation Agreement, the Company assigned an undivided 20 percent interest in the XCL Acquisition Agreement to NOG and caused the XCL Sellers to directly assign an undivided 20 percent interest in the XCL Assets and the Altamont Option Assets (together, the "Uinta Basin Assets") to NOG. Accordingly, on the Closing Date, the Company completed the acquisition of an undivided 80 percent interest in the Uinta Basin Assets, with an effective date of May 1, 2024. This transaction is described throughout this report as the "Uinta Basin Acquisition."
On the Closing Date, the unadjusted purchase price, net to the Company's 80 percent undivided interest in the Uinta Basin Assets, was approximately $2.1 billion, and the Company paid approximately $1.9 billion in cash, after preliminary purchase price adjustments, to the XCL Sellers. Additionally, a majority of the Cash Deposit was disbursed to the XCL Sellers on the Closing Date. The remaining portion of the Cash Deposit will remain in escrow pending the completion of post-closing purchase price adjustments, which are expected to occur in the first quarter of 2025 ("Post-Closing Adjustments"). Funding for the Uinta Basin Acquisition was comprised of cash on hand, the release of the majority of the Cash Deposit from escrow, and borrowings under the Company's revolving credit facility. Cash on hand resulted from net cash provided by operating activities, net proceeds from the Company's July 25, 2024 issuance of $750.0 million aggregate principal amount of 6.75% Senior Notes due 2029 ("2029 Senior Notes"), and $750.0 million aggregate principal amount of 7.00% Senior Notes due 2032 ("2032 Senior Notes," and together with the issuance of the 2029 Senior Notes and 2032 Senior Notes, the "Senior Notes Issuance"), partially offset by the use of such net proceeds to redeem the $349.1 million outstanding principal amount of 5.625% Senior Notes due 2025 ("2025 Senior Notes," and the redemption thereof, the "Redemption". The Senior Notes Issuance, the Redemption, the First Amendment and Second Amendment discussed below, are collectively defined as the "Financing Transactions").
On July 2, 2024, the Company and its lenders entered into the First Amendment to the Seventh Amended and Restated Credit Agreement, as amended ("Credit Agreement") to amend certain provisions of the Credit Agreement ("First Amendment") to facilitate financing for the Uinta Basin Acquisition. On October 1, 2024, the Company and its lenders entered into the Second Amendment to the Credit Agreement ("Second Amendment") in conjunction with the closing of the Uinta Basin Acquisition to, among other things: (i) increase the aggregate revolving lender commitments available under the Credit Agreement from $1.25 billion to $2.0 billion; (ii) extend the maturity date of the Credit Agreement; and (iii) modify certain other provisions reflective of the increased aggregate revolving lender commitments, increased Company size and scale, and extended maturity date. Please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 1, 2024, for additional discussion of the First Amendment, the Second Amendment, and how interest and commitment fees associated with the revolving credit facility are accrued based on a total revolving commitments utilization grid set forth in the Second Amendment ("Utilization Grid").
The following unaudited pro forma condensed combined financial information ("pro forma financial information") is based on SM Energy and XCL Resources' historical financial statements adjusted to reflect the Uinta Basin Acquisition and the Financing Transactions on SM Energy's historical financial position and operating results. The pro forma financial information should be read in conjunction with:
•SM Energy’s consolidated financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission ("SEC") on February 22, 2024 ("2023 Form 10-K");
•SM Energy’s condensed consolidated financial statements and notes included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 8, 2024;

•SM Energy's condensed consolidated financial statements and notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 1, 2024;
•XCL Resources Holdings, LLC and Subsidiaries consolidated financial statements and notes for the year ended December 31, 2023, filed as Exhibit 99.1 to SM Energy's Current Report on Form 8-K filed with the SEC on December 12, 2024, of which this Exhibit 99.3 is a part ("December 12, 2024 Form 8-K/A"); and
•XCL Resources Holdings, LLC and Subsidiaries unaudited interim consolidated financial statements and notes for the six months ended June 30, 2024, filed as Exhibit 99.2 to SM Energy's December 12, 2024 Form 8-K/A.
The unaudited pro forma condensed combined balance sheet ("pro forma balance sheet") as of June 30, 2024, is based on the historical financial statements of SM Energy and XCL Resources Holdings, LLC and subsidiaries as of June 30, 2024, after giving effect to the Uinta Basin Acquisition and the Financing Transactions as if such activity had been completed on June 30, 2024. The unaudited pro forma condensed combined statements of operations ("pro forma statements of operations") for the six months ended June 30, 2024, and the year ended December 31, 2023, are based on the historical financial statements of SM Energy and XCL Resources Holdings, LLC and subsidiaries for such periods after giving effect to the Uinta Basin Acquisition and the Financing Transactions as if such activity had been completed on January 1, 2023 ("pro forma financial statements").
The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable and factually supportable as of the date of this filing. The pro forma financial information is presented for illustrative purposes only, and does not purport to represent what the actual financial condition or results of operations of SM Energy would have been had the Uinta Basin Acquisition and the Financing Transactions occurred on the dates noted above, nor does it project the financial position or results of operations of SM Energy following such activity. Future results may differ significantly from the pro forma amounts presented. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements. In the opinion of our management, all adjustments necessary to present fairly the pro forma financial information have been made.
The pro forma financial information does not reflect the benefits of potential cost savings or the costs that may be necessary to achieve such savings, opportunities to increase revenue generation, capital allocation or capital efficiency decisions, or other factors that may result from the Uinta Basin Acquisition and, accordingly, does not attempt to predict or suggest future results. Additionally, we have incurred, and may continue to incur, certain non-recurring direct transaction costs in connection with the Uinta Basin Acquisition, the substantial majority of which consist of fees paid to financial, legal, and accounting advisors. Any such direct transaction costs could affect the future results of SM Energy in the period in which such direct transaction costs are incurred; however, these direct transaction costs are not expected to be incurred in any period beyond twelve months from the closing date of the Uinta Basin Acquisition. As discussed in the accompanying notes, these direct transaction costs have been capitalized as a component of the cost of the assets acquired and are included as adjustments to these pro forma financial statements.

SM ENERGY COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2024
(in thousands, except share data)

	Historical		Adjustments (1)
	SM Energy	XCL Resources	Conforming Reclass		Financing Adjustments		Transaction Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$487,869	$63,604	$—		$1,447,769	(g)	$(1,999,242)	(l)	$—
Accounts receivable	239,095	156,101	—		—		(156,101)	(m)	239,095
Oil inventories	—	11,964	(11,964)	(a)	—		—		—
Derivative assets	27,208	133	—		—		(133)	(m)	27,208
Prepaid expenses and other	20,056	37,972	(36,486)	(b)	—		(1,486)	(m)	23,528
			11,964	(a)			(11,964)	(n)
							3,472	(o)
Total current assets	774,228	269,774	(36,486)		1,447,769		(2,165,454)		289,831
Property and equipment (successful efforts method):
Proved oil and gas properties	12,164,196	2,079,645	(145,170)	(c)	—		1,506,669	(o)	13,670,865
							(1,934,475)	(p)
Accumulated depletion, depreciation, and amortization	(7,171,277)	(473,412)	—		—		473,412	(p)	(7,171,277)
Unproved oil and gas properties	286,312	61,893	—		—		416,225	(o)	702,537
							(61,893)	(p)
Wells in progress	336,900	—	145,170	(c)	—		167,335	(o)	504,235
							(145,170)	(p)
Other property and equipment, net of accumulated depreciation	45,402	—	36,486	(b)	—		13,045	(o)	58,447
			583	(d)			(37,069)	(p)
Total property and equipment, net	5,661,533	1,668,126	37,069		—		398,079		7,764,807
Noncurrent assets:
Acquisition deposit held in escrow	102,000	—	—		—		(102,000)	(l)	—
Derivative assets	7,878	—	—		—		—		7,878
Other noncurrent assets	111,372	131,073	(583)	(d)	12,862	(h)	(21,076)	(m)	182,175
							(109,414)	(q)
							57,941	(r)
Total noncurrent assets	221,250	131,073	(583)		12,862		(174,549)		190,053
Total assets	$6,657,011	$2,068,973	$—		$1,460,631		$(1,941,924)		$8,244,691

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$563,764	$52,154	$136,657	(e)	$—		$(188,811)	(m)	$563,764
Accrued liabilities	—	230,637	(230,637)	(e)	—		—		—
Derivative liabilities	20,552	45,384	—		—		(45,384)	(m)	20,552
Other current liabilities	17,469	—	93,980	(e)	—		(93,980)	(q)	119,977
							47,564	(r)
							54,944	(o)
Total current liabilities	601,785	328,175	—		—		(225,667)		704,293
Noncurrent liabilities:
Revolving credit facility	—	—	—		341,739	(i)	—		341,739
Credit facility	—	493,000	—		—		(493,000)	(m)	—
Senior Notes, net	1,576,896	—	—		1,128,472	(j)	—		2,705,368
Asset retirement obligations	124,499	8,812	—		—		14,164	(o)	138,663
							(8,812)	(p)
Net deferred tax liabilities	440,815	1,942	—		—		(1,942)	(s)	440,815
Derivative liabilities	3,305	9,809	—		—		(9,809)	(m)	3,305
Operating lease liabilities	—	18,032	(18,032)	(f)	—		—		—
Other noncurrent liabilities	65,771	—	18,032	(f)	—		(18,032)	(q)	76,148
							10,377	(r)

	Historical		Adjustments (1)
	SM Energy	XCL Resources	Conforming Reclass	Financing Adjustments		Transaction Adjustments		Pro Forma Combined
Total noncurrent liabilities	2,211,286	531,595	—	1,470,211		(507,054)		3,706,038
Equity:
Common stock	1,141	—	—	—		—		1,141
Additional paid-in capital	1,492,859	—	—	—		—		1,492,859
Contributions	—	630,567	—	—		(630,567)	(t)	—
Retained earnings	2,352,532	578,635	—	(9,580)	(k)	(578,635)	(t)	2,342,952
Accumulated other comprehensive loss	(2,592)	—	—	—		—		(2,592)
Total equity	3,843,940	1,209,202	—	(9,580)		(1,209,202)		3,834,360
Total liabilities and equity	$6,657,011	$2,068,973	$—	$1,460,631		$(1,941,924)		$8,244,691
______________________________________________
Note: Amounts may not calculate due to rounding.
(1)    See Note 3 - Adjustments to Unaudited Pro Forma Financial Information for information about adjustments.

SM ENERGY COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2024
(in thousands, except per share data)

	Historical		Adjustments (1)
	SM Energy	XCL Resources	Conforming Reclass		Financing Adjustments		Transaction Adjustments		NOG Adjustments (2)	Pro Forma Combined
Operating revenues and other income:
Oil, gas, and NGL production revenue	$1,193,047	$—	$518,425	(a)	$—		$(1,649)	(j)	$(103,355)	$1,606,468
Oil sales	—	512,815	(512,815)	(a)	—		—		—	—
Natural gas and natural gas liquid sales	—	5,612	(5,612)	(a)	—		—		—	—
Other operating income	1,378	4,413	2	(a)	—		—		—	5,793
Total operating revenues and other income	1,194,425	522,840	—		—		(1,649)		(103,355)	1,612,261
Operating expenses:
Oil, gas, and NGL production expense	273,997	—	153,898	(b)	—		(66)	(j)	(30,766)	397,063
Lease operating	—	36,965	(36,965)	(b)	—		—		—	—
Production taxes	—	11,792	(11,792)	(b)	—		—		—	—
Transportation, gathering, and handling	—	101,369	(101,369)	(b)	—		—		—	—
Workover	—	3,772	(3,772)	(b)	—		—		—	—
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	345,839	149,212	—		—		(149,212)	(k)	—	455,500
							109,661	(l)
Exploration	35,675	—	1,049	(c)	—		—		—	36,724
Exploration and abandonment	—	1,049	(1,049)	(c)	—		—		—	—
General and administrative	61,290	13,393	—		—		—		—	74,683
Net derivative loss	16,027	—	87,038	(d)	—		—		—	103,065
Other operating (income) expense, net	3,822	—	(267)	(e)	—		—		53	3,608
Total operating expenses	736,650	317,552	86,771		—		(39,617)		(30,713)	1,070,643
Income from operations	457,775	205,288	(86,771)		—		37,968		(72,642)	541,618
Interest expense	(43,680)	(23,043)	—		(52,947)	(g)	23,043	(j)	—	(96,627)
Interest income	13,103	—	—		—		(13,103)	(m)	—	—
Commodity derivative instrument loss	—	(87,038)	87,038	(d)	—		—		—	—
Other non-operating income (expense), net	(47)	267	(267)	(e)	—		—		—	(47)
Income before income taxes	427,151	95,474	—		(52,947)		47,908		(72,642)	444,944
Income tax benefit (expense)	(85,659)	(233)	—		13,025	(i)	(17,169)	(n)	—	(90,036)
Net income	$341,492	$95,241	$—		$(39,922)		$30,739		$(72,642)	$354,908

Basic weighted-average common shares outstanding	115,138									115,138
Diluted weighted-average common shares outstanding	116,092									116,092
Basic net income per common share	$2.97									$3.08
Diluted net income per common share	$2.94									$3.06
______________________________________________
Note: Amounts may not calculate due to rounding.
(1)    See Note 3 - Adjustments to Unaudited Pro Forma Financial Information for information about conforming reclass adjustments, transaction adjustments, and financing adjustments.
(2)    Adjustments necessary to remove the historical revenues, gains, expenses, and losses associated with the 20 percent undivided interest acquired by NOG in the Uinta Basin Assets.

SM ENERGY COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2023
(in thousands, except per share data)

	Historical		Adjustments (1)
	SM Energy	XCL Resources	Conforming Reclass		Financing Adjustments		Transaction Adjustments		NOG Adjustments (2)	Pro Forma Combined
Operating revenues and other income:
Oil, gas, and NGL production revenue	$2,363,889	$—	$818,975	(a)	$—		$(9,214)	(j)	$(161,952)	$3,011,698
Oil sales	—	846,170	(846,170)	(a)	—		—		—	—
Natural gas and natural gas liquid sales	—	16,005	(16,005)	(a)	—		—		—	—
Other operating income	9,997	9,062	43,200	(a)	—		—		—	62,259
Gain on sale of oil and gas properties	—	3,681	—		—		(3,681)	(j)	—	—
Total operating revenues and other income	2,373,886	874,918	—		—		(12,895)		(161,952)	3,073,957
Operating expenses:
Oil, gas, and NGL production expense	563,543	—	217,387	(b)	—		(819)	(j)	(43,314)	736,797
Lease operating	—	57,509	(57,509)	(b)	—		—		—	—
Production taxes	—	21,397	(21,397)	(b)	—		—		—	—
Transportation, gathering, and handling	—	131,992	(131,992)	(b)	—		—		—	—
Workover	—	6,489	(6,489)	(b)	—		—		—	—
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	690,481	191,609	—		—		(191,609)	(k)	—	860,292
							169,811	(l)
Exploration	59,480	—	1,421	(c)	—		—		—	60,901
Exploration and abandonment	—	1,421	(1,421)	(c)	—		—		—	—
General and administrative	121,063	18,829	—		—		—		—	139,892
Net derivative gain	(68,154)	—	(23,755)	(d)	—		—		—	(91,909)
Acquisition costs	—	421	—		—		—		—	421
Cost of acquired oil inventories	—	32,179	—		—		—		—	32,179
Other operating (income) expense, net	20,567	—	(33)	(e)	—		—		—	20,534
Total operating expenses	1,386,980	461,846	(23,788)		—		(22,617)		(43,314)	1,759,107
Income from operations	986,906	413,072	23,788		—		9,722		(118,638)	1,314,850
Interest expense	(91,630)	(36,137)	—		(116,619)	(g)	36,137	(j)	—	(208,249)
Interest income	19,854	—	—		—		(19,854)	(m)	—	—
Net loss on extinguishment of debt	—	—	—		(4,803)	(h)	—		—	(4,803)
Commodity derivative instrument gain	—	23,755	(23,755)	(d)	—		—		—	—
Other non-operating income (expense), net	(928)	33	(33)	(e)	—		—		—	(928)
Income before income taxes	914,202	400,723	—		(121,422)		26,005		(118,638)	1,100,870
Income tax expense	(96,322)	—	(1,727)	(f)	29,870	(i)	(74,063)	(n)	—	(142,242)
Deferred income tax expense	—	(1,727)	1,727	(f)	—		—		—	—
Net income	$817,880	$398,995	$—		$(91,552)		$(48,058)		$(118,638)	$958,628

Basic weighted-average common shares outstanding	118,678									118,678
Diluted weighted-average common shares outstanding	119,240									119,240
Basic net income per common share	$6.89									$8.08
Diluted net income per common share	$6.86									$8.04
______________________________________________
Note: Amounts may not calculate due to rounding.
(1)    See Note 3 - Adjustments to Unaudited Pro Forma Financial Information for information about conforming reclass adjustments, transaction adjustments, and financing adjustments.
(2)    Adjustments necessary to remove the historical revenues, gains, expenses, and losses associated with the 20 percent undivided interest acquired by NOG in the Uinta Basin Assets.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1 - Basis of Presentation
The pro forma financial statements were prepared based on the historical consolidated financial statements of SM Energy and XCL Resources. The pro forma financial information presented herein has been prepared to reflect the transaction accounting adjustments to SM Energy's historical condensed consolidated financial information in order to account for the Uinta Basin Acquisition as an asset acquisition and include the assumption of liabilities as set forth in the XCL Acquisition Agreement, and to reflect the related Financing Transactions.
In accordance with applicable guidance for asset acquisitions, the Uinta Basin Assets will be recorded based on the fair value of the total consideration paid by SM Energy, after preliminary purchase price adjustments, on the Closing Date. Additionally, costs directly related to the Uinta Basin Acquisition will be capitalized as a component of the cost of the Uinta Basin Assets. We have used currently available information to determine the estimated allocation of the preliminary adjusted purchase price for the Uinta Basin Assets. The estimated allocation of the preliminary adjusted purchase price is based on proved and unproved reserves values, reviews of XCL Resources’ historical audited and unaudited financial statements, discussions with XCL Resources’ management and other due diligence procedures.
As a result of the foregoing, the transaction accounting adjustments are preliminary and subject to change as additional information becomes available and additional analysis is performed. The preliminary transaction accounting adjustments have been made solely for the purpose of providing the pro forma financial information presented herein.
Certain of XCL Resources' historical amounts have been reclassified to conform to the financial statement presentation of SM Energy. Additionally, adjustments have been made to XCL Resources' historical financial information to remove certain assets and liabilities retained by XCL Resources and to remove certain historical financial information associated with the 20 percent undivided interest acquired by NOG in the Uinta Basin Assets.
If the Uinta Basin Acquisition had occurred on the dates discussed above, the Company’s operating results might have been materially different from those presented in the pro forma financial statements. The pro forma financial statements should not be relied upon as an indication of operating results that the Company would have achieved if the Uinta Basin Acquisition had taken place on the specified date. In addition, future results may vary significantly from the results reflected in the pro forma statements of operations and such pro forma statements of operations should not be relied upon as an indication of the Company's future results. In management’s opinion, all adjustments that are necessary to fairly present the pro forma financial statements have been made.
Note 2 - Consideration and Preliminary Adjusted Purchase Price Allocation
The Uinta Basin Acquisition has an effective date of May 1, 2024 and a preliminary adjusted purchase price, net to the Company, and including direct transaction costs of $2.1 billion (which is subject to Post-Closing Adjustments). The allocation of the adjusted purchase price is based upon management's estimates and assumptions using currently available information. Because the pro forma financial information has been prepared based on preliminary estimates, the final adjusted purchase price allocation and the resulting effect on the Company's financial position and results of operations are subject to modification as additional information becomes available and additional analyses are performed, and may differ significantly from the pro forma amounts included herein. The Company expects to finalize the purchase price allocation after the Post-Closing Adjustments have been made.
The preliminary adjusted purchase price allocation is subject to change due to several factors, including, but not limited to the following:
•changes in the recorded amount of the identifiable assets acquired and liabilities assumed as of the Closing Date;
•the tax bases of the identifiable assets and liabilities as of the Closing Date;
•the Post-Closing Adjustments; and
•certain of the factors described in the section entitled “Risk Factors” included in our 2023 Form 10-K, as updated by subsequent reports the Company has filed with the SEC.

The following table presents the preliminary adjusted purchase price allocation to the underlying assets and liabilities acquired as follows:

Amount (in thousands)
Adjusted purchase price cash consideration	$2,037,638

Assets acquired:
Oil in inventory (1)	$3,472
Proved oil and gas properties	1,506,669
Unproved oil and gas properties	416,225
Wells in progress	167,335
Other property and equipment	13,045
Operating lease right of use assets (2)	57,941
Net assets acquired	2,164,687

Liabilities assumed
Revenues and royalties payable (3)	(54,944)
Asset retirement obligation liability	(14,164)
Operating lease liabilities (4)	(57,941)
Net liabilities assumed	(127,049)
$2,037,638
______________________________________________
Note: All amounts presented above are subject to potential adjustments that could be material to these pro forma financial statements.
(1)    Amount is recorded as a transaction adjustment to the prepaid expenses and other line item on the pro forma balance sheet.
(2)    Amount is recorded as a transaction adjustment to the other noncurrent assets line item on the pro forma balance sheet.
(3)    Represents a reduction to the cash consideration paid by the Company in exchange for revenue suspense transferred by XCL Resources to SM Energy on the Closing Date. This amount is recorded as a transaction adjustment to the other current liabilities line item on the pro forma balance sheet.
(4)    Amount is recorded as transaction adjustments to the other current liabilities and other noncurrent liabilities line items on the pro forma balance sheet.
Note 3 - Adjustments to Unaudited Pro Forma Financial Information
The pro forma financial statements have been compiled in a manner consistent with the accounting policies adopted by the Company. Actual results may differ materially from the assumptions and estimates contained herein.
The pro forma adjustments are based on currently available information and certain estimates and assumptions that the Company believes provide a reasonable basis for presenting the effects of the Uinta Basin Acquisition. General descriptions of the pro forma adjustments are provided below. These adjustments reflect the assumption that the Company funded the Uinta Basin Acquisition with cash on hand and held in escrow which resulted from net cash provided by operating activities, net proceeds from the Senior Notes Issuance, net of the partial use of such net proceeds for the Redemption, and borrowings under the Company's revolving credit facility.

Unaudited Pro Forma Condensed Combined Balance Sheet
The following adjustments were made in the preparation of the pro forma balance sheet as of June 30, 2024:
Conforming Reclass Adjustments
Conforming reclass adjustments were made to conform XCL Resources' presentation of the following historical amounts to the presentation by SM Energy:
(a)Oil inventories;
(b)materials and equipment included in XCL Resources' prepaid expenses and other line item;
(c)wells in progress included in XCL Resources' proved oil and gas properties line item;
(d)furniture, fixtures, and equipment, net of accumulated depreciation included in XCL Resources' other noncurrent assets line item;
(e)current operating lease liabilities and accrued expenses included in XCL Resources' accrued liabilities line item; and
(f)operating lease liabilities.
Financing Adjustments
(g)Reflects changes in cash and cash equivalents resulting from the following:
1.Proceeds received from the Senior Notes Issuance, net of deferred financing costs that reduced proceeds received, and net of such proceeds used for the Redemption.
2.Revolving credit facility borrowings.
3.Fees of $9.0 million paid to obtain firm commitments for up to $1.2 billion of senior unsecured 364-day bridge loans ("Bridge Facility") and a back stop to proposed amendments to the Credit Agreement for the purpose of financing a portion of the XCL purchase price and/or otherwise paying related fees, costs and expenses associated with the Uinta Basin Acquisition, if determined necessary. The Company did not draw on the Bridge Facility, and after the Senior Notes Issuance, the Company terminated the Bridge Facility and recorded the $9.0 million in fees previously paid as interest expense; therefore, these fees are reflected as an adjustment to retained earnings.
4.Fees related to the First Amendment and Second Amendment to the Credit Agreement. These fees were recorded as deferred financing costs and are reflected as an adjustment to other noncurrent assets.
(h)Adjustment to record deferred financing costs incurred related to the First Amendment and Second Amendment to the Credit Agreement. These costs will be amortized over the term of the Credit Agreement on a straight-line basis.
(i)Reflects incremental borrowings on SM Energy's revolving credit facility to fund the Uinta Basin Acquisition.
(j)Reflects the Senior Notes Issuance, net of deferred financing costs, and net of the Redemption.
(k)Reflects $9.0 million in fees paid to obtain the Bridge Facility and a back stop to proposed amendments to SM Energy's Credit Agreement as discussed above, and accelerated expense recognition of $0.6 million of remaining unamortized deferred financing costs related to the Redemption.
Transaction Adjustments
(l)Adjustment to remove SM Energy's historical cash on hand, cash on hand resulting from the Financing Transactions, and the Cash Deposit, each of which were included in total cash consideration paid for the Uinta Basin Acquisition; and to remove XCL Resources' historical cash balance.
(m)Adjustment to remove XCL Resources' historical book value related to assets not acquired and liabilities not assumed by SM Energy as part of the Uinta Basin Acquisition.
(n)Adjustment to remove XCL Resources historical book value related to oil inventories.
(o)Reflects the allocation of the preliminary adjusted purchase price for the Uinta Basin Assets as of the effective date of the Uinta Basin Acquisition. A final purchase price allocation will be performed after Post-Closing Adjustments have been made.
(p)Adjustment to remove XCL Resources' historical book value related to proved oil and gas properties and the associated accumulated depletion, depreciation, and amortization; unproved oil and gas properties; wells in progress; other property and equipment, net of accumulated depreciation; and asset retirement obligations.
(q)Adjustment to remove XCL Resources' historical book value related to right-of-use assets and liabilities included in the other noncurrent assets, other current liabilities, and other noncurrent liabilities line items.
(r)Adjustment to record right-of-use assets and liabilities related to operating leases transferred to SM Energy as part of the Uinta Basin Acquisition.
(s)Adjustment to remove XCL Resources' historical net deferred tax liabilities. No material impact to SM Energy's deferred tax assets or liabilities is expected as a result of the Uinta Basin Acquisition.
(t)Adjustment to remove XCL Resources' historical equity balances.

Unaudited Pro Forma Condensed Combined Statements of Operations
The following adjustments were made in the preparation of the pro forma statements of operations for the six months ended June 30, 2024, and the year ended December 31, 2023, as applicable:
Conforming Reclass Adjustments
Conforming reclass adjustments were made to conform XCL Resources' presentation of the following historical amounts to the presentation by SM Energy:
(a)Oil sales, including sales related to third-party oil purchases, and natural gas and natural gas liquid sales;
(b)lease operating, production taxes, transportation, gathering, and handling, and workover;
(c)exploration and abandonment;
(d)commodity derivative instrument gain (loss);
(e)other non-operating income, net; and
(f)deferred income tax expense.
Financing Adjustments
(g)Adjustment to SM Energy's historical interest expense to reflect the impact of the Financing Transactions that were completed in order to finance the Uinta Basin Acquisition as if they had occurred on January 1, 2023. A one-eighth percent change in the variable portion of the interest rate related to the Company's revolving credit facility would have changed interest expense by $0.3 million, for the six months ended June 30, 2024, and by $0.5 million for the year ended December 31, 2023. Certain adjustment were made using management's assumptions and estimates, and are summarized as follows:

	For the Six Months Ended June 30,	For the Year Ended December 31,
	2024	2023
	(thousands)
Interest expense on new senior notes (1)	$51,563	$103,125
Amortization of deferred financing costs on new senior notes (1)	1,868	3,736
Interest expense on redeemed senior notes (2)	(9,819)	(19,638)
Amortization of deferred financing costs on redeemed senior notes (2)	(316)	(632)
Bridge loan commitment fees (3)	—	9,000
Revolving credit facility interest expense and commitment fees (4)	16,104	32,207
Amortization of deferred financing costs on credit facility (4)	1,188	2,376
Capitalized interest (5)	(7,641)	(13,555)
Total adjustment to interest expense	$52,947	$116,619
____________________________________
(1)    On July 25, 2024, SM Energy issued the 2029 Senior Notes and the 2032 Senior Notes. The Company received combined net proceeds of $1.5 billion after deducting fees of $23.0 million, which are being amortized as deferred financing costs over the life of the 2029 Senior Notes and 2032 Senior Notes.
(2)    On August 26, 2024, SM Energy redeemed the $349.1 million remaining outstanding principal amount of the 2025 Senior Notes, using proceeds from the Senior Notes Issuance.
(3)    SM Energy paid $9.0 million in fees to secure the Bridge Facility, as discussed above. SM Energy did not draw on the Bridge Facility, and after the Senior Notes Issuance, SM Energy terminated the Bridge Facility and recorded the $9.0 million in fees previously paid as interest expense.
(4)    Revolving credit facility borrowings necessary to fund a portion of the Uinta Basin Acquisition were assumed to have remained outstanding for the full respective periods presented and do not reflect the effect of incremental cash flow associated with the Uinta Basin Assets. Estimates of the timing and amount of any additional credit facility borrowings or repayments cannot be reasonably estimated as they could be impacted by multiple factors including SM Energy’s return of capital program, and capital expenditures program. Borrowings on the revolving credit facility were assumed to be secured overnight financing rate ("SOFR") loans, which accrue interest at SOFR plus the applicable margin from the Utilization Grid. The average SOFR rate was approximately 4.6 percent as of the date of this report and was used to estimate pro forma interest expense related to the revolving credit facility. Additionally, SM Energy incurred fees related to the execution of First Amendment and Second Amendment to the Credit Agreement, and these fees were recorded as deferred financing costs.
(5)    Reflects an increase in capitalized interest resulting from an increase in SM Energy's weighted-average interest rate, and an increase in the combined wells in progress balance.
(h)Adjustment to reflect the accelerated expense recognition of $1.5 million of remaining unamortized deferred financing costs and $3.3 million of premium that would have been paid upon the early redemption of the 2025 Senior Notes.
(i)Adjustment to apply SM Energy's blended federal statutory tax rate and estimated state statutory rate, net of federal benefit, of approximately 24.6 percent to adjustments to pre-tax net income resulting from the Financing Transactions.
Transaction Adjustments
(j)Adjustment to XCL Resources' historical income, expense, gain, or loss related to assets or liabilities not acquired as part of the Uinta Basin Acquisition.
(k)Adjustment to remove XCL Resources' historical depreciation, depletion, amortization, and accretion expense.
(l)Adjustment to reflect depletion, depreciation, amortization, and asset retirement obligation liability accretion expense estimated based on SM Energy's cost basis of property and equipment acquired.
(m)Adjustment to remove SM Energy's historical interest income giving effect to the use of cash on hand included in consideration paid for the Uinta Basin Acquisition.
(n)Adjustment to remove XCL Resources' historical income tax expense and to apply SM Energy's blended federal statutory tax rate and estimated state statutory rate, net of federal benefit, of 24.6 percent to transaction adjustments to pre-tax net income, including adjustments to remove the 20 percent undivided interest acquired by NOG in the Uinta Basin Assets.
Supplemental Unaudited Pro Forma Combined Additional Information
Pro Forma Oil and Gas Reserves
The following tables present information with respect to historical and pro forma combined net proved developed and undeveloped oil and gas reserves information as of December 31, 2023, for SM Energy and XCL Resources along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2023. The reserve estimates presented below were made in accordance with GAAP requirements for disclosures about oil and gas producing activities and SEC rules for oil and gas reporting of reserve estimation and disclosure. All of SM Energy's and XCL Resources' estimated net proved reserves are located in the United States.
The pro forma reserve information presented below gives effect to the Uinta Basin Acquisition as if it had been completed on January 1, 2023. The pro forma reserve information is not necessarily indicative of the results that might have occurred had the Uinta Basin Acquisition been completed on January 1, 2023, and is not intended to be a projection of future results. The NOG adjustments column in each table presents adjustments necessary to remove the historical amounts associated with the 20 percent undivided interest acquired by NOG in the Uinta Basin Assets.

	Oil (MMBbl)
	Historical		NOG Adjustments	Pro Forma Combined
	SM Energy	XCL Resources
Total net proved reserves:
As of December 31, 2022	205.8	160.9	(32.1)	334.6
Revisions of previous estimates	38.7	(8.8)	1.8	31.7
Discoveries and extensions	8.9	16.3	(3.3)	21.9
Sales of reserves	(3.2)	(0.2)	—	(3.4)
Purchases of minerals in place	3.6	—	—	3.6
Production	(23.8)	(11.0)	2.2	(32.6)
As of December 31, 2023	230.1	157.3	(31.5)	355.9

Net proved developed reserves as of:
December 31, 2022	110.4	33.5	(6.7)	137.2
December 31, 2023	118.5	56.6	(11.3)	163.8
Net proved undeveloped reserves as of:
December 31, 2022	95.4	127.4	(25.5)	197.3
December 31, 2023	111.6	100.7	(20.1)	192.2
___________________________________________
Note: Amounts may not calculate due to rounding.

	Gas (Bcf)
	Historical		NOG Adjustments	Pro Forma Combined
	SM Energy	XCL Resources
Total net proved reserves:
As of December 31, 2022	1,402.9	125.7	(25.1)	1,503.5
Revisions of previous estimates	194.2	8.4	(1.7)	200.9
Discoveries and extensions	69.1	14.7	(2.9)	80.9
Sales of reserves	(13.1)	(0.1)	—	(13.2)
Purchases of minerals in place	11.2	—	—	11.2
Production	(132.4)	(5.5)	1.1	(136.8)
As of December 31, 2023	1,532.0	143.1	(28.6)	1,646.5

Net proved developed reserves as of:
December 31, 2022	902.1	28.3	(5.7)	924.7
December 31, 2023	948.5	53.3	(10.7)	991.1
Net proved undeveloped reserves as of:
December 31, 2022	500.8	97.4	(19.5)	578.7
December 31, 2023	583.5	89.9	(18.0)	655.4
___________________________________________
Note: Amounts may not calculate due to rounding.

	NGLs (MMBbl)
	Historical		NOG Adjustments	Pro Forma Combined
	SM Energy	XCL Resources
Total net proved reserves:
As of December 31, 2022	97.8	—	—	97.8
Revisions of previous estimates	20.8	—	—	20.8
Discoveries and extensions	10.5	—	—	10.5
Sales of reserves	—	—	—	—
Purchases of minerals in place	—	—	—	—
Production	(9.7)	—	—	(9.7)
As of December 31, 2023	119.5	—	—	119.5

Net proved developed reserves as of:
December 31, 2022	57.1	—	—	57.1
December 31, 2023	64.7	—	—	64.7
Net proved undeveloped reserves as of:
December 31, 2022	40.7	—	—	40.7
December 31, 2023	54.8	—	—	54.8
___________________________________________
Note: Amounts may not calculate due to rounding.

	Total (MMBOE)
	Historical		NOG Adjustments	Pro Forma Combined
	SM Energy	XCL Resources
Total net proved reserves:
As of December 31, 2022	537.4	181.8	(36.3)	682.9
Revisions of previous estimates	91.9	(7.4)	1.5	86.0
Discoveries and extensions	30.9	18.8	(3.8)	45.9
Sales of reserves	(5.4)	(0.2)	—	(5.6)
Purchases of minerals in place	5.5	—	—	5.5
Production	(55.5)	(11.9)	2.4	(65.0)
As of December 31, 2023	604.9	181.1	(36.2)	749.8

Net proved developed reserves as of:
December 31, 2022	317.8	38.2	(7.6)	348.4
December 31, 2023	341.2	65.4	(13.1)	393.5
Net proved undeveloped reserves as of:
December 31, 2022	219.6	143.6	(28.7)	334.5
December 31, 2023	263.6	115.7	(23.1)	356.2
___________________________________________
Note: Amounts may not calculate due to rounding.
Pro Forma Standardized Measure of Discounted Future Net Cash Flows
The following table presents information with respect to historical and pro forma combined future net cash flows relating to proved oil, gas, and NGL reserves based on the standardized measure of discounted future net cash flows for SM Energy and XCL Resources as of December 31, 2023, giving effect to the Uinta Basin Acquisition as if it had been completed on January 1, 2023. The pro forma standardized measure of discounted future net cash flows is not necessarily indicative of the results that might have occurred had the Uinta Basin Acquisition been completed on January 1, 2023, and is not intended to be a projection of future results. The NOG adjustments column presents adjustments necessary to remove the historical amounts associated with the 20 percent undivided interest acquired by NOG in the Uinta Basin Assets.

	As of December 31, 2023
	(in thousands)
	Historical
	SM Energy	XCL Resources	NOG Adjustments	Tax Adjustments (1)	Pro Forma Combined
Future cash inflows	$24,466,288	$10,742,871	$(2,148,574)	$—	$33,060,585
Future production costs	(7,894,043)	(2,714,596)	542,919	—	(10,065,720)
Future development costs	(2,997,545)	(1,383,939)	276,788	—	(4,104,696)
Future income taxes	(2,000,016)	(16,920)	3,385	(808,964)	(2,822,515)
Future net cash flows	11,574,684	6,627,416	(1,325,482)	(808,964)	16,067,654
10 percent annual discount	(5,294,535)	(2,580,952)	516,191	307,316	(7,051,980)
Standardized measure of discounted future net cash flows	$6,280,149	$4,046,464	$(809,291)	$(501,648)	$9,015,674
___________________________________________
(1)    Tax adjustments were calculated based on SM Energy's 80 percent undivided interest in the Uinta Basin Assets.

The following table presents information with respect to historical and pro forma combined principal sources of changes in the standardized measure of discounted future net cash flows for SM Energy and XCL Resources for the year ended December 31, 2023, giving effect to the Uinta Basin Acquisition as if it had been completed on January 1, 2023. The pro forma sources of changes in the standardized measure of discounted future net cash flows is not necessarily indicative of the results that might have occurred had the Uinta Basin Acquisition been completed on January 1, 2023, and is not intended to be a projection of future results. The NOG adjustments column presents adjustments necessary to remove the historical amounts associated with the 20 percent undivided interest acquired by NOG in the Uinta Basin Assets.

	For the Year Ended December 31, 2023
	(in thousands)
	Historical
	SM Energy	XCL Resources	NOG Adjustments	Tax Adjustments (1)	Pro Forma Combined
Standardized measure of discounted future net cash flows, beginning of year	$9,962,066	$4,429,741	$(885,948)	$(849,976)	$12,655,883
Sales of oil, gas, and NGLs produced, net of production costs	(1,800,346)	(609,712)	121,942	—	(2,288,116)
Net changes in prices and production costs	(5,649,606)	(1,217,580)	243,516	—	(6,623,670)
Extensions and discoveries, net of related costs	280,545	437,897	(87,579)	—	630,863
Sales of reserves in place	(83,850)	(4,318)	864	—	(87,304)
Purchase of reserves in place	151,263	—	—	—	151,263
Previously estimated development costs incurred during the period	772,602	377,757	(75,551)	—	1,074,808
Changes in estimated future development costs	99,974	76,035	(15,207)	—	160,802
Revisions of previous quantity estimates	537,502	(129,254)	25,851	—	434,099
Accretion of discount	1,215,452	444,087	(88,817)	—	1,570,722
Net change in income taxes	1,096,099	1,052	(210)	348,328	1,445,269
Changes in timing and other	(301,552)	240,760	(48,152)	—	(108,944)
Standardized measure of discounted future net cash flows, end of year	$6,280,149	$4,046,464	$(809,291)	$(501,648)	$9,015,674
___________________________________________
Note: Amounts may not calculate due to rounding.
(1)    Tax adjustments were calculated based on SM Energy's 80 percent undivided interest in the Uinta Basin Assets.